UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 13, 2009

Metalline Mining Company
(Exact name of registrant as specified in its charter)

Nevada	001-33125	91-1766677
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1330 E. Margaret Avenue, Coeur d'Alene, Idaho	83815
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (208) 665-2002

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 – Other Events

On November 13, 2009 Metalline Mining Company (“Metalline”) entered into a letter of intent (the “LOI”) with Dome Ventures Corporation (“Dome”).  The LOI outlines the terms upon which Metalline will acquire all of the outstanding shares of Dome through a merger transaction.   The LOI contemplates that Metalline will issue 54,224,561 shares of its common stock in exchange for all of the outstanding shares of Dome common stock as of the closing date.  The number of shares to be received by Dome’s shareholders will depend on the number of Dome shares outstanding at the closing of the transaction, which the parties hope will occur during the spring of 2010. In the LOI both Metalline and Dome agreed to use their best efforts to execute a definitive agreement regarding the merger by November 23, 2009.  If a definitive agreement is not executed by December 4, 2009, then the letter of intent will expire.

The LOI provides that as a condition of the proposed merger transaction Dome will arrange for $16 million in financing.  Subject to Dome arranging for such financing, the LOI provides that Dome will make an equity investment of approximately $3 million in Metalline on or before December 15, 2009 and that these funds would be used by Metalline to fund its exploration program on the Sierra Mojada property in Mexico. At the closing of the proposed merger the Metalline securities issued to Dome in connection with the $3 million investment will be cancelled.

The merger transaction contemplated by the LOI is subject to numerous conditions precedent, including Dome arranging for financing, both parties seeking and obtaining shareholder approval, both parties satisfactorily conducting their due diligence, and both parties obtaining various other regulatory approvals.  There can be no assurance that the parties will be able to meet the conditions precedent to the transaction contemplated by the LOI.

On November 13, 2009 Metalline issued a press release regarding the LOI, a copy of which is attached to this report as Exhibit 99.1 and incorporated herein.

Item 9.01. Financial Statements and Exhibits.

(d)  Exhibits

99.1

Press Release dated November 13, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Metalline Mining Company
(Registrant)

Date: November 18, 2009	_/s Merlin Bingham_____________
Name: Merlin Bingham
Title: President